Exhibit 23.2

Bernick Group, P.C. 500 East Pratt Street Suite 200 Baltimore, MD 21202-3100 Tel: (410) 783-4900

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-3 filed by UMH Properties, Inc. and subsidiaries on December 21, 2010, including the Preliminary Prospectus dated December 21, 2010, for the registration of shares of Common Stock and Preferred Stock, of our report dated March 10, 2008, except for Note 2 — Reclassification as to which the date is March 5, 2010, with respect to the consolidated balance sheet (not presented) of UMI-I Properties, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of UMH Properties, Inc. and to the reference to our firm under the caption "Experts" in the Registration Statement.

Baltimore, Maryland
December 21, 2010

www.reznickgroup.com